SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED
JUNE 30, 2018 AND 2017

Independent auditors’ report

To the Shareholders of
Sandfire Resources America Inc.

We have audited the accompanying consolidated financial statements of Sandfire Resources America Inc. [formerly Tintina Resources Inc.], which comprise the consolidated statements of financial position as at June 30, 2018 and 2017, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sandfire Resources America Inc. [formerly Tintina Resources Inc.] as at June 30, 2017 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of matter

Without qualifying our opinion, we draw attention to note 1 of the consolidated financial statements, which indicates that Sandfire Resources America Inc. incurred a net loss during the year ended June 30, 2018 of $10,008,510, and that Sandfire Resources America Inc.’s present working capital is insufficient to fund planned expenditures for at least the next twelve months. These conditions, along with other matters as set forth in note 1, indicate the existence of a material uncertainty that may cast significant doubt on Sandfire Resources America Inc.’s ability to continue as a going concern.

Vancouver, Canada August 29, 2018

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

	June 30,	June 30,
	2018	2017

ASSETS
Current
Cash and cash equivalents	$2,075,605	$1,737,148
Amounts receivable	43,539	29,662
Prepaid expenses and other assets	78,187	94,985
Reclamation bond (Note 7)	286,145	-
	2,483,476	1,861,795
Non-current
Property, plant and equipment (Note 6)	779,241	7,432
Resource properties (Note 7)	4,984,917	4,175,210
	5,764,158	4,182,642
Total assets	$8,247,634	$6,044,437

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 8)	$682,792	$456,328
Loan payable (Note 9)	1,314,067	-
	1,996,859	456,328
SHAREHOLDERS’ EQUITY
Share capital (Note 10)	85,041,494	74,388,022
Warrants reserve (Note 10)	5,594,800	5,597,400
Share-based payment reserve (Note 11)	8,182,150	8,065,453
Foreign currency reserve	217,933	314,326
Accumulated deficit	(92,785,602)	(82,777,092)
	6,250,775	5,588,109
Total equity and liabilities	$8,247,634	$6,044,437

NATURE OF OPERATIONS AND GOING CONCERN (Note 1)
COMMITMENTS (Note 15)
SUBSEQUENT EVENT (Note 7)

Approved by the Board on August 29, 2018

“Robert Scargill”	“Matt Fitzgerald”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

	2018	2017

EXPENSES
Advertising, promotion and investor relations	$1,805	$60,820
Director and management fees (Note 12)	45,000	55,506
Depreciation (Note 6)	42,867	3,444
Salary and wages	195,798	419,859
Exploration and evaluation costs (Note 7)	8,917,678	5,183,144
Foreign exchange loss (gain)	(37,588)	188,323
Office, administration and miscellaneous	213,895	157,624
Professional fees (Note 12)	466,983	258,597
Share-based payments (Notes 11,12)	116,697	132,012

Loss from operations	(9,963,135)	(6,459,329)
OTHER ITEMS
Interest income	490	6,001
Interest expense	(16,854)	-
Loss on disposal of assets	-	(1,021)
Loss before income tax	(9,979,499)	(6,454,349)

Income tax (expense)/recovery (Note 10)	(29,011)	2,600
Net loss for the year	(10,008,510)	(6,451,749)
Other comprehensive income gain/(loss)
Foreign currency reserve gain/(loss)	(96,393)	189,626
Net other comprehensive income (loss)	(96,393)	189,626

TOTAL COMPREHENSIVE LOSS FOR THE YEAR	$(10,104,903)	$(6,262,123)
BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	446,988,564	293,086,173

The accompanying notes are an integral part of these consolidated financial statements.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

	Common Shares
				Share-based	Foreign
			Warrants	Payment	Currency	Accumulated
	Number of	Amount	Reserve	Reserve	Reserve	Deficit	Total
	Shares	$	$	$	$	$	$

Balance at July 1, 2016	222,492,510	68,439,819	5,600,000	7,933,441	124,700	(76,325,343)	5,772,617
Loss for the year	-	-	-	-	-	(6,451,749)	(6,451,749)
Other comprehensive income	-	-	-	-	189,626	-	189,626
Units issued on private placement, net	101,045,832	5,948,203	-	-	-	-	5,948,203
Tax charge on expiry of warrants	-	-	(2,600)	-	-	-	(2,600)
Share-based payments	-	-	-	132,012	-	-	132,012
Balance at June 30, 2017	323,538,342	74,388,022	5,597,400	8,065,453	314,326	(82,777,092)	5,588,109

Balance at July 1, 2017	323,538,342	74,388,022	5,597,400	8,065,453	314,326	(82,777,092)	5,588,109
Loss for the year	-	-	-	-	-	(10,008,510)	(10,008,510)
Other comprehensive loss	-	-	-	-	(96,393)	-	(96,393)
Shares issued on rights offering, net	179,743,523	10,653,472	-	-	-	-	10,653,472
Tax charge on expiry of warrants	-	-	(2,600)	-	-	-	(2,600)
Share-based payments	-	-	-	116,697	-	-	116,697
Balance at June 30, 2018	503,281,865	85,041,494	5,594,800	8,182,150	217,933	(92,786,092)	6,250,775

6

The accompanying notes are an integral part of these consolidated financial statements.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

	2018	2017

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Loss for the year	$(10,008,510)	$(6,451,749)

Items not involving cash:
Deferred income tax recovery	29,011	(2,600)
Depreciation	42,867	3,444
Accrued interest	5,219	-
Loss on disposal of fixed assets	-	1,021
Share-based payments	116,697	132,012
	(9,814,716)	(6,317,872)
Working capital adjustments:
Amounts receivable	(13,877)	27,524
Prepaid expenses and other assets	16,798	18,658
Accounts payable and accrued liabilities	189,634	(165,050)
Interest received	-	6,001
Cash used in operating activities	(9,622,161)	(6,430,739)

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	2,089	1,950
Purchase of property and equipment	(816,765)	(2,492)
Deposit for reclamation bond	(286,145)	-
Acquistion of resource properties	(739,039)	(760,229)
Cash used in investing activities	(1,839,860)	(760,771)

FINANCING ACTIVITIES
Proceeds from private placement, net	10,653,472	5,948,203
Advances from related parties	2,544,054	-
Repayment of advances from related parties	(1,287,053)	-
Cash provided by financing activities	11,910,473	5,948,203

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE YEAR	448,452	(1,243,307)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(109,995)	189,626

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,737,148	2,790,829

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,075,605	$1,737,148

The accompanying notes are an integral part of these consolidated financial statements.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Sandfire Resources America Inc. (formerly Tintina Resources Inc.) (the “Company”) (TSX.V SFR.V) was incorporated on July 30, 1998 under the laws of British Columbia and is a mining exploration and development company. The Company is a subsidiary of Sandfire Resources NL, a public company in Australia. The address of the Company’s corporate and head office is 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, Canada.

Effective February 2, 2018, the Company changed its name to Sandfire Resources America Inc. and its stock symbol on the TSX Venture Exchange to "SFR.V" and “SRAFF” on the U.S. OTC Market.

The Company is in the process of evaluating and permitting its resource property and has not yet determined whether these properties contain ore reserves that are economically recoverable. The recoverability of amounts shown for resource properties and related exploration and evaluation costs is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production or proceeds from the disposition thereof.

During the year ended June 30, 2018, the Company incurred a net loss of $10,008,510 (2017: $6,451,749), the Company’s cash and cash equivalents was $2,075,605 (2017: $1,737,148) and working capital was $486,617 (2017: $1,405,467). The Company is currently completing the final step in the permitting process for the development of the Blakc Butte Copper Project, which is the Environmental Impact Statement (EIS). A draft EIS is expected this fall. As a result, the company is yet to achieve profitability and experiences operating losses and significant negative cash flow. The Company has concluded that the working capital as held at June 30, 2018 is insufficient to fund planned expenditures for at least the next twelve months. Unless additional funds are raised, the Company will have insufficient funds to realize its assets and discharge its liabilities in the normal course of business.

The conditions described above indicate the existence of material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. The Company plans to address this uncertainty by raising additional funds in the capital markets in fiscal year 2019. Many factors influence the Company’s ability to raise funds, and there is no assurance that the Company will be successful in obtaining the required financing for these or other purposes, including for general working capital. These financial statements do not contain any adjustments to the amounts that may be required should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Statement of compliance

These consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”). For these purposes, IFRS comprise the standards issued by the International Accounting Standards Board ( “IASB”) and Interpretations issued by the International Financial Reporting Interpretations Committee ( “IFRIC”).The Company has consistently applied the same accounting policies throughout all periods presented.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

b)	Basis of preparation

These consolidated financial statements have been prepared under the historical cost basis, with the exception of financial instruments which are measured at fair value, as explained in the accounting policies set out below. The comparative figures presented in these consolidated financial statements are in accordance with IFRS.

c)	Basis of consolidation

Subsidiaries

These consolidated financial statements include the accounts of the Company and its wholly owned US subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. The Company consolidates subsidiaries where it has the ability to exercise control. Control of an investee is defined to exist when the investor is exposed, or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Particularly, the Company controls investees, if and only if, the Company has all of the following: power over the investee; exposure, or rights to variable returns from its involvement with the investee; and the ability to use its power over the investee to affect its returns.

The consolidated financial statements of the Company include the following subsidiaries:

	Place of	Percentage
Name of subsidiary	incorporation	ownership
Tintina Montana Inc. (“TMI”)	USA	100%
Tintina Alaska Mining Inc. (“TAMI”)	USA	100%
Tintina American Inc. (“TAI”)	USA	100%

During the year ended June 30, 2018, the Company completed a simplification restructuring removing two unnecessary subsidiaries. Following the simplification, the Company now has one wholly owned subsidiary, Tintina Montana Inc. (“TMI”), which in turn wholly owns the Black Butte copper underground project.

d)	Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise of cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. The Company’s cash and cash equivalents are invested with major financial institutions in business accounts, bankers’ acceptances and in government treasury bills which are available on demand by the Company for its programs, and are not invested in any asset backed deposits/investments.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

e)	Resource properties and exploration and evaluation costs

Resource properties consist of payments to acquire property rights and leases, including on-going annual lease payments and water rights payments. Property acquisition costs are capitalized. Exploration and evaluation costs are expensed to the statement of comprehensive loss in the periods incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent costs are capitalized into development assets.

Development costs incurred on a mineral property are deferred once management has determined, based on a feasibility study, that, a property is capable of economical commercial production as a result of having established proven and probable reserves. Development costs are carried at cost less accumulated depletion and accumulated impairment charges. Exploration and evaluation costs incurred prior to determining that a property has economically recoverable resources are expensed as incurred.

Resource properties are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

The Company reviews the carrying values of development costs regularly with a view to assessing whether there has been any impairment in value, or whenever events or changes in circumstances that indicate the carrying value may not be recoverable. In the event the estimated discounted cash flows expected from its use or eventual disposition is determined to be insufficient to recover the carrying value of the property, the carrying value is written down to the estimated recoverable amount.

Once a mine has achieved commercial production, mineral properties and development costs are depleted on a units-of-production basis over the life of the mine.

f)	Property, plant, and equipment

Property, plant, and equipment ( “PPE”) is stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is recorded over the estimated useful lives of the assets on the declining balance basis at the following annual rates:

Computer equipment	40%
Computer software	40%
Vehicle	30%
Equipment	20%
Buildings	4%
Leasehold improvements	over the life of the lease

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

g)	Property, plant, and equipment (continued)

An item of PPE is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate.

g)	Foreign currency translation

The Company’s consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency. Each subsidiary determines its own functional currency and items included in the financial statements of each subsidiary are measured using that functional currency.

i)	Transactions and balances

Transactions in foreign currencies are initially recorded by the Company and subsidiaries at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences arising on settlement or translation of monetary items are taken to the statement of loss except for monetary items that are designated as part of the Company’s net investment of a foreign operation. These are recognized in other comprehensive income until the net investment is disposed, at which time the accumulated amount is reclassified to the statement of loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognised in other comprehensive income or profit or loss is also recognised in the statement of comprehensive income or loss, respectively).

ii)	The Company and subsidiaries

On consolidation the assets and liabilities of foreign operations are translated into Canadian dollars at the rate of exchange prevailing at the reporting date and their statement of comprehensive loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the statement of loss.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

h)	Decommissioning, restoration and similar liabilities (“Asset retirement obligation”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of exploration and evaluation assets and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for rehabilitation obligation is recognized at its fair value in the period in which it is incurred if a reasonable estimate of cost can be made.

The Company records the present value of estimated future cash flows associated with reclamation as a liability when the liability is incurred and increases the carrying value of the related assets for that amount. The associated restoration costs are amortized over the expected useful life of the assets. At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying any initial estimates (additional rehabilitation costs).

The Company recognizes its environmental liability on a site-by-site basis when it can be reliably estimated. Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are charged to profit or loss.

There was no asset retirement obligation recorded at June 30, 2018 and 2017.

Other provisions

Provisions are recognized for liabilities of uncertain timing or amounts that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.

The Company had no other provisions as at June 30, 2018 and 2017.

i)	Share-based payments

Employees receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions). The cost of equity-settled transactions is recognized, together with a corresponding increase in the share-based payment reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in statement of comprehensive loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in the employee benefits expense. No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Share-based payments (continued)

When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Warrants are classified as equity instrument because the warrants include no contractual obligation and a fixed amount of cash is exchanged for a fixed amount of equity. Warrants issued as part of a financial instrument are valued using the residual method whereby the excess of the fair value of the shares at the date of issue is allocated to the warrants. Warrants classified as equity instruments are not subsequently re-measured.

j)	Loss per share

The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti–dilutive.

k)	Income taxes

i)	Current income tax

Current tax is the expected tax payable or receivable on the local taxable income or loss for the year, using local tax rates enacted or substantively enacted at the statement of financial position date, and includes any adjustments to tax payable or receivable in respect of previous years.

ii)	Deferred tax

Deferred income taxes are recorded using the liability method whereby deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the statement of financial position date. Deferred tax is not recognized for temporary differences which arise on the initial recognition of goodwill, or assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable profit or loss.

Deferred tax is not recognised for all temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

l)	Income taxes (continued)

ii)	Deferred tax (continued)

Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

l)	Financial assets

All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held to maturity, available for sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash and cash equivalents are classified as FVTPL.

Financial assets classified as loans and receivables and held to maturity assets are measured at amortized cost. The Company’s amounts receivable are classified as loans and receivables. Financial assets classified as available for sale are measured at fair value with unrealized gains and losses recognized in other comprehensive income and loss except for losses in value that are considered other than temporary which are recognized in earnings. At June 30, 2018 and 2017, the Company has not classified any financial assets as available for sale.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

m)	Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest rate method. The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s accounts payable and accrued liabilities and loan payable are classified as other financial liabilities.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

n)	Financial liabilities (continued)

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives are also classified as held for trading and recognized at fair value with changes in fair value recognized in earnings unless they are designated as effective hedging instruments. Fair value changes on financial liabilities classified as FVTPL are recognized in earnings. At June 30, 2018 and 2017, the Company has not classified any financial liabilities as FVTPL.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

n)	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Operating lease payments are recognized as an operating expense in the statement of comprehensive loss on a straight-line basis over the lease term.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements involve the use of judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances at the time, having regard to prior experience, and are continually reviewed and evaluated.

Estimates are inherently uncertain and actual results may differ from the amounts included in the financial statements. Revisions to the estimates and assumptions are recognized in the period in which the estimates are revised and in future periods affected are addressed below:

Impairment

Resource exploration involves a high degree of risk and there is no certainty that the expenditures made by the Company in the exploration of its property interests will result in discoveries of commercially viable quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property to a commercial production stage.

Resource properties are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is measured at fair value less costs to sell. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS (continued)

Impairment (continued)

In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate and its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Share-based payment transactions

The Company measures the cost of equity-settled transactions with employees to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires the determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payments transactions are disclosed in Note 11.

4.	NEW AND AMENDED ACCOUNTING STANDARDS

New accounting standards effective for annual periods on or after July 1, 2017:

IAS 7 – Statement of Cash Flows

In January 2016, amendments to IAS 7 were issued to clarify that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. The adoption of this standard did not have a material impact on the consolidated financial statement.

IAS 12 – Income Taxes

In January 2016, amendments to IAS 12 were issued to clarify the recognition of deferred tax assets for unrealized losses. The amendments address aspects related to the deductible temporary differences, future taxable profits, and deferred tax asset. The adoption of this standard did not have a material impact on the consolidated financial statement.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

5.	ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

Standards issued, but not yet effective, up to the date of issuance of the Company’s financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Company intends to adopt these standards when they become effective.

New accounting standards effective for annual periods on or after July 1, 2018:

IFRS 9 – Financial Instruments

In November 2009, as part of the IASB project to replace IAS 39 Financial Instruments: Recognition and Measurement, the IASB issued the first phase of IFRS 9 Financial Instruments, that introduces new requirements for the classification and measurement of financial assets. The standard was revised in October 2010 to include requirements regarding classification and measurement of financial liabilities. In November 2013, new general hedging requirements were added to the standard. In July 2014, the final version of IFRS 9 was issued and adds a new expected loss impairment model and amends the classification and measurement model for financial assets by adding a new fair value through other comprehensive income category for certain debt instruments and additional guidance on how to apply the business model and contractual cash flow characteristics.

IFRS 15 – Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued and replaces IAS 11 – Construction Contracts, IAS 18 – Revenue, IFRIC 13 – Customer Loyalty Programmes, IFRIC 15 – Agreements for the Construction of Real Estate, IFRIC 18 – Transfers of Assets from Customers and SIC-31 – Revenue – Barter Transactions Involving Advertising Services. IFRS 15 establishes a single five –step model framework for determining the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer.

New accounting standard effective for annual periods on or after July 1, 2019:

IFRS 16 – Leases

The new standard will replace IAS 17 Leases and eliminates the classification of leases as either operating or finance leases by the lessee. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. Classification of leases by the lessor under IFRS 16 continues as either an operating or a finance lease, as was the treatment under IAS 17 Leases.

The Company is currently still assessing the impact of the new standards. Therefore, the extent of the impact of adoption of these standards and interpretations on the financial statements of the Company has not been determined.

17

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

5.	ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE (continued)

Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions

The IASB issued amendments to IFRS 2 Share-based Payment that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. The Group’s accounting policy for cash-settled share based payments is consistent with the approach clarified in the amendments. In addition, the Group has no share-based payment transaction with net settlement features for withholding tax obligations and had not made any modifications to the terms and conditions of its share- based payment transaction. Therefore, these amendments do not have any impact on the Group’s consolidated financial statements.

7

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

6.	PROPERTY, PLANT AND EQUIPMENT

	Computer	Computer				Leasehold
Cost	Equipment	Software	Equipment	Vehicle	Buildings	Improvements	Total

As at June 30, 2016	$43,274	$72,349	$-	$-	$-	$-	$115,623
Additions	2,492	-	-	-	-	-	2,492
Disposals	(8,047)	-	-	-	-	-	(8,047)

As at June 30, 2017	$37,719	$72,349	$-	$-	$-	$-	$110,068
Additions	12,821	-	76,169	81,186	540,931	103,569	814,676

As at June 30, 2018	$50,540	$72,349	$76,169	$81,186	$540,931	$103,569	$924,744

Accumulated	Computer	Computer				Leasehold
Depreciation	Equipment	Software	Equipment	Vehicle	Buildings	Improvements	Total

As at June 30, 2016	$36,108	$68,160	$-	$-	$-	$-	$104,268
Depreciation	2,044	1,400	-	-	-	-	3,444
Disposals	(5,076)	-	-	-	-	-	(5,076)

As at June 30, 2017	$33,076	$69,560	$-	$-	$-	$-	$102,636
Depreciation	4,053	2,789	7,061	10,282	16,587	2,095	42,867

As at June 30, 2018	$37,129	$72,349	$7,061	$10,282	$16,587	$2,095	$145,503

	Computer	Computer				Leasehold
Net book value	Equipment	Software	Equipment	Vehicle	Buildings	Improvements	Total
As at June 30, 2017	$4,643	$2,789	$-	$-	$-	$-	$7,432
As at June 30, 2018	$13,411	$-	$69,108	$70,904	$524,344	$101,474	$779,241

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

7.	RESOURCE PROPERTIES

Expenditures as at June 30, 2018 and 2017:

	July 1,	Acquisition	Currency
Resource properties	2017	costs for the year	translation	June 30, 2018
Black Butte Copper	$4,175,210	$739,039	$70,668	$4,984,917
Total	$4,175,210	$739,039	$70,668	$4,984,917

	July 1,	Acquisition	Currency	June 30,
Resource properties	2016	costs for the year	translation	2017
Black Butte Copper	$3,414,981	$746,603	$13,626	$4,175,210
Total	$3,414,981	$746,603	$13,626	$4,175,210

	Exploration and evaluation costs for
	years ended June 30,
Black Butte Copper	2018	2017
Exploration and Project Support Costs	$8,917,678	$3,268,057
Engineering and Environment Costs	-	1,790,237
Minning Study Costs	-	124,850
Total	$8,917,678	$5,183,144

Black Butte Copper

i)	Black Butte Copper 2010 Leases

On May 2, 2010, the Company, through its wholly-owned subsidiary, TMI, entered into mining lease agreements and a surface use agreement (collectively, the “Black Butte Agreements”) with the owners of the Black Butte copper-cobalt-silver property in central Montana, United States. This portion of the Black Butte property consists of approximately 7,684 acres of fee-simple lands and 4,541 acres in 239 Federal unpatented lode mining claims in central Montana.

The Black Butte Agreements provide the Company, through TMI, with exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The Black Butte Agreements also provide for surface lease payments and advance minimum royalty payments to be paid to the lessors, in total of US$12,200,000 in cash (schedule Payments 1), and a Net Smelter Returns (“NSR”) royalty of 5% after commencement of commercial production, if any. At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$10,000,000.

On December 19, 2014, the Company, through TMI, entered into a mining lease agreement with one of the lessors of the Black Butte Copper property to supplant in part and continue in part the Black Butte Agreements. An annual surface rent payment of US$10,000 in cash is payable to the lessor on or before May 2, 2015 to May 2, 2040 (schedule Payments 1).

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

7.	RESOURCE PROPERTIES (continued)

i)	Black Butte Copper 2010 Leases (continued)

The following is an updated schedule of payments, translated to Canadian dollars, as at June 30, 2018:

Payments 1

$3,263,085	Total paid from May 2, 2010 to May 2, 2018
12,708,674	$577,666 annually on May 2 from 2019 to 2040
$15,971,759	Total lease payments, excluding buydown of NSR royalty of 5%

ii)	Black Butte Copper 2011 Leases

During the year ended September 30, 2011, the Company, through its subsidiary, staked additional 286 claims on federal lands and entered into mining lease agreements.

The additional mining lease agreements were entered under similar terms as the Black Butte Agreements as described above. The Company was granted the sole and exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The additional Black Butte Agreements provide for prior to commercial production, advance minimum royalty payments to be paid to the lessors, in total of US$1,250,000 in cash (schedule Payments 2), and a NSR royalty of 5% after commencement of commercial production, if any. At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$5,000,000.

The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2018:

Payments 2

$230,821	Total paid from June 10, 2011 to June 10, 2018
39,422	On June 10, 2019
137,976	On June 10, 2020, on June 10, 2021, and on June 10, 2022 ($45,992 each year)
157,689	On June 10, 2023, on June 10, 2024, and on June 10, 2025 ($52,563 each year)
1,051,248	$65,703 annually on June 10 from 2026 to 2041
$1,617,156	Total lease payments, excluding buydown of NSR royalty of 5%

iii)	Lease and Water Use Agreement

On October 15, 2015, the Company, through TMI, entered into a Lease and Water Use Agreement to lease the water rights to certain locations in Meagher County, Montana for a term of 30 years. The Company shall pay the owner the sum of US$20,000 per year, increasing to US$100,000 year upon actual mining and production of minerals at the Black Butte Copper property.

During the twelve months ended June 30, 2017, the Company paid the first anniversary payment of $26,853.

During the year ended June 30, 2018, the Company paid the second anniversary payment of $25,146.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

7.	RESOURCE PROPERTIES (continued)

iv)	Mining Lease Agreement

On September 13, 2017, the Company, through TMI, entered into a Mining Lease Agreement for the purpose of mineral exploration and mining in certain lands located in Meagher County, Montana for an initial term of 30 years. In consideration, the Company shall pay the owner an advance minimum royalty payment, in total of US$555,000 in cash ( schedule Payments 3), and a NSR royalty of 5% after commencement of commercial production, if any. At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% royalty to 2% in return for a payment of US$5,000,000 divided pro rata among the mineral owners, and an option to renew the lease for five years.

The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2018:

Payments 3

$6,094	Paid on date of execution of lease
32,852	$6,570 annually on September 1 from 2018 to 2022
65,703	$13,141 annually on September 1 from 2023 to 2027
98,555	$19,711 annually on September 1 from 2028 to 2032
131,407	$26,281 annually on September 1 from 2033 to 2037
394,220	$39,422 annually on Setember 1 from 2038 to 2047
$728,831	Total lease payments, excluding buydown of NSR royalty of 5%

v)	Reclamation Bond

As of June 30, 2018, the Company has reclamation bond deposit of $286,145 held with Montana Department of Environmental Quality for the Black Butte Copper drilling program. These bonds are required under Montana state law. The deposit was refunded to the Company subsequent to year end.

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2018	June 30, 2017
Trade payables	$420,493	$242,652
Accrued liabilities and other	262,299	213,676
	$682,792	$456,328

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

9.	LOAN PAYABLE

In August 2017, the Company received US$ 1 million ($1,249,553) bridge loan from Sandfire Resources NL (parent) at 5% interest per annum. The loan was repaid on October 31, 2017. Interest paid for the loan was $11,635.

On May 30, 2018, Tintina Montana Inc., and Sandfire Resources America Inc. as guarantor, entered into a US$ 1 million ($1,314,067) Bridge Loan Agreement (“the loan”) with Sandfire Resources NL (parent) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. Repayment of the loan will be at the earlier of (i) May 30, 2019 or (ii) 7 days after Sandfire Resources America Inc. completes an equity financing with gross proceeds of at least US$ 5 million. The Company accrued interest of $5,219 as of June 30, 2018.

			Foreign
Beginning			Exchange	Principal	Accrued	Balance as at
Balance	Additions	Repayments	adjustment	Amount	Interest	June 30, 2018

$-	$2,544,054	$(1,287,053)	$57,066	$1,314,067	$5,219	$1,319,286

10.	SHARE CAPITAL

a)	Authorized: The Company is authorized to issue an unlimited number of common shares without par value.

b)	Issued and outstanding: 503,281,865 (2017: 323,538,342) common shares. See Consolidated Statements of Changes in Equity for details.

On September 12, 2014, the Company completed a non-brokered private placement. The Company sold 80 million units at a price of $0.20 per unit, for gross proceeds of $16 million. Each unit comprised of one common share of the Company and one common share purchase warrant (Class A Warrants, Class B Warrants and Class C Warrants), as presented below. In connection with the private placement, the Company incurred share issuance costs of $149,713, resulting in the net proceeds of $15.85 million, of which $10.3 million is allocated to the value of the common shares and $5.6 million is allocated to the value of the warrants. All shares are subject to a four month hold period, which expired on January 13, 2015.

On October 18, 2016, the Company completed rights offering and issued 101,045,832 common shares for gross proceeds of $6.1 million. Nine rights entitled the holder to subscribe for one common share of the Company upon payment of the subscription price of $0.06 per share. The Company incurred share issuance costs of $114,546, resulting in the net proceeds of $5.9 million.

The Company’s largest shareholder, Sandfire BC Holdings Inc. ("Sandfire B.C.") and Electrum Global Holdings L.P ("Electrum") (Electrum and together with Sandfire B.C., the "Purchasers"), together with certain of their affiliates, fully exercised their respective basic subscription privileges to purchase their pro rata share of the common shares offered in the rights offering, being an aggregate of 90,202,799 common shares. 96,943,835 of the shares issued in the rights offering were distributed under basic subscription privileges (of which 94,303,594 were issued to insiders, including the Purchasers). 4,101,997 of the shares issued in the rights offering were distributed under additional subscription privileges (all of which were issued to non-insiders). To the knowledge of the Company, no person became an insider as a result of the rights offering. In July 2017, Sandfire Resources NL bought out Electrum’s shareholding.

21

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

b)	Issued and outstanding (continued)

On October 23, 2017, the Company closed its rights offering, issuing 179,743,523 common shares for gross proceeds of $10,784,611. This represents 100% of the total rights offered. The Company’s majority shareholder, Sandfire BC Holdings Inc., fully exercised its basic subscription privilege to purchase its pro rata share of the common shares offered in the rights offering, being 140,315,465 common shares.

In total, 153,694,962 common shares issued in the rights offering were distributed under basic subscription privileges, of which 140,409,580 were distributed to insiders of the Company and 13,285,382 were distributed to non-insiders. Under additional subscription privileges 26,048,561 common shares were issued, all of which were distributed to non-insiders. To the knowledge of the Company, no person became an insider as a result of the rights offering. The Company incurred share issuance costs of $131,139, resulting in the net proceeds of $10.7 million.

Warrants

Exercise	Balance at				Balance at
Price	July 1, 2017	Issued	Exercised	Expired	June 30, 2018	Expiry Date
$0.32[2]	20,000,000	-	-	(20,000,000)	-	September 12, 2017
$0.40[3]	40,000,000	-	-	-	40,000,000	September 12, 2019
	60,000,000	-	-	(20,000,000)	40,000,000
[1] Class A Warrants
[2] Class B Warrants
[3] Class C Warrants

Exercise	Balance at				Balance at
Price	July 1, 2016	Issued	Exercised	Expired	June 30, 2017	Expiry Date
$0.28[1]	20,000,000	-	-	(20,000,000)	-	September 12, 2016
$0.32[2]	20,000,000	-	-	-	20,000,000	September 12, 2017
$0.40[3]	40,000,000	-	-	-	40,000,000	September 12, 2019
	80,000,000	-	-	(20,000,000)	60,000,000
[1] Class A Warrants
[2] Class B Warrants
[3] Class C Warrants

On September 12, 2016, 20,000,000 Class A warrants expired unexercised. The expiry of these warrants generated a capital gain and the Company recorded a $2,600 tax charge in equity which has been offset by a deferred tax recovery in the consolidated statement of loss and other comprehensive loss.

On September 12, 2017, 20,000,000 Class B warrants expired unexercised. The expiry of these warrants generated a capital gain and the Company recorded a $2,600 tax charge in equity which has been offset by a deferred tax recovery in the consolidated statement of loss and other comprehensive loss.

21

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

11.	STOCK OPTION PLAN AND SHARE-BASED PAYMENTS

The Company adopted a rolling stock option plan ( the “Plan”) to grant options to directors, senior officers, employees, independent contractors and consultants of the Company. The Plan reserves for issuance up to 10% of the issued and outstanding share capital of the Company from time to time, and provides that it is solely within the discretion of the Board or, if the Board so elects, by a committee consisting of not less than two of its members appointed by the Board, to determine who should receive options and in what amounts. Options granted under the Plan are for a term not to exceed 10 years from the date of their grant.

On December 15, 2016, the Company granted to directors, officers, and employees a total of 3,350,000 stock options under the Company’s Stock Option Plan. The options have a five year term and are exercisable at a price of $0.06 per share, and vest 1/3 one year after date of grant, 1/3 two years after date of grant and the remaining 1/3 three years after date of grant. The Company’s closing share price on December 15, 2016 was $0.06.

On June 1, 2018, the Company granted to employees a total of 1,250,000 stock options under the Company’s Stock Option Plan. The options have a five year term and are exercisable at a price of $0.11 per share, and vest 1/3 one year after date of grant, 1/3 two years after date of grant and the remaining 1/3 three years after date of grant. The Company’s closing share price on June 1, 2018 was $0.11.

Stock option transactions are summarized as follows:

	Number of	Weighted average
	options	exercise price
Balance, June 30, 2016	15,110,333	$0.24
Granted	3,350,000	$0.06
Forfeited	(266,667)	$0.15
Expired	(3,385,666)	$0.38
Balance, June 30, 2017	14,808,000	$0.17
Granted	1,250,000	$0.11
Expired	(3,388,000)	$0.30
Balance, June 30, 2018	12,670,000	$0.13

The following table summarizes stock options outstanding and exercisable at June 30, 2018:

	Options Outstanding			Options Exercisable

		Weighted Average	Weighted		Weighted
					Average
Exercise	Number of	Remaining Contractual	Average Exercise	Number	Exercise
Price ($)	Options	Life (years)	Price ($)	Exercisable	Price ($)
0.110	1,250,000	4.91	0.110	33,105	0.110
0.060	3,350,000	3.45	0.060	1,719,361	0.060
0.080	1,000,000	2.95	0.080	1,000,000	0.080
0.150	2,320,000	1.46	0.150	2,320,000	0.150
0.165	2,000,000	1.20	0.165	2,000,000	0.165
0.170	750,000	0.47	0.170	750,000	0.170
0.220	2,000,000	1.20	0.220	2,000,000	0.220
	12,670,000	2.30	0.130	9,822,466	0.150

21

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

11.	STOCK OPTION PLAN AND SHARE-BASED PAYMENTS (continued)

The fair value of stock options granted during years ended June 30, 2018 and 2017 has been estimated using the Black Scholes model. For purposes of the calculation, the following assumptions were used under the Black Scholes option pricing model:

	June 30, 2018	June 30, 2017

Risk free interest rate	2.11%	1.22%
Expected dividend yield	0%	0%
Expected stock price volatility	149%	144%
Expected life of options	5 years	5 years

For the purpose of recognizing share-based payment expense, the Company estimates forfeiture rate of 3.40% based on prior experience (2017: 3.55%) . The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

Stock options outstanding at June 30, 2018 will expire between September 12, 2019 and June 1, 2023.

12.	RELATED PARTY TRANSACTIONS AND BALANCES

The following key management personnel compensation and related party transactions took place during the financial year:

	June 30, 2018	June 30, 2017

Short-term benefits	$716,922	$1,590,301
Share-based payments	79,314	116,650
Professional fees paid to BridgeMark
Financial Corp. and Jackson and Company	28,626	14,280
Total remuneration	$824,862	$1,721,231

The remuneration of directors and other members of key management is included in short-term benefits and share-based payments.

BridgeMark Financial Corp. (“Bridgemark”) and Jackson and Company are companies owned by the officer of the Company. These companies perform financial accounting and bookkeeping services.

As of June 30, 2018, the Company has a loan payable to Sandfire Resources NL for $1,314,067 and accrued interest of $5,219 (Note 9).

During the year ended June 30, 2018, Sandfire Resources NL paid exploration expenses amounting to $298,120 on behalf of the Company. These amounts are repaid by the Company at 7.5% mark up according to a charge back policy with Sandfire Resources NL.

Included in accounts payable and accrued liabilities were $6,426 (2017: $Nil) payable to Bridgemark and $28,149 (2017: $Nil) payable to Sandfire Resources NL.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

13.	INCOME TAXES

a)	The Company’s income tax expense is as follows:

	June 30, 2018	June 30, 2017
Current income tax expense	$31,611	$-
Deferred income tax benefit	(2,600)	(2,600)
	$29,011	$(2,600)

b)	Deferred income tax assets have been recognized in respect of the following:

	June 30, 2018	June 30, 2017
Non-capital losses	$(68,750)	$1,551
Property, plant and equipment	-	(1,551)
Unrealized foreign exchange	68,750	-
	$-	$-

c)	Income tax

Income tax differs from the amount that would result from applying the combined Canadian federal and provincial income tax rates due to the following:

	June 30, 2018	June 30, 2017

Loss before income tax	$(9,979,499)	$(6,454,349)
Canadian statutory income tax rate	26.50%	26.00%
Income tax recovery at statutory rate	$(2,644,567)	$(1,678,131)
Effect of income taxes of:
Permanent differences	(5,171)	9,809
Changes in income tax rate and different foreign statutory tax rates	18,418	(799,896)
Tax effect of tax losses and temporary differences not recognized	2,758,680	941,361
Change in estimate and others	(98,349)	1,524,257
Income tax expense/(recovery)	$29,011	$(2,600)

d)	Unrecognized deductible temporary differences

As at June 30, 2018, the Company had the following deductible temporary differences for which deferred tax assets have not been recognized, because it is not probable that future profit will be available against which these temporary differences may be applied.

	June 30, 2018	June 30, 2017
Non-capital loss carry-forwards	$6,778,299	$5,896,992
Resource property	57,943,057	49,374,735
Share issuance costs	406,239	129,125
Other	367,977	808,956
Total unrecognized deferred tax assets	$65,495,572	$56,209,808

21

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

13.	INCOME TAXES (continued)

As at June 30, 2018, the Company and its subsidiaries have non-capital losses carried forward of approximately $6,992,000 (2017: $5,903,000) available to reduce taxable income in future years, expiring as follows:

Expiry of Tax Losses	US	Canada	2018
2028	$7,000	$-	$7,000
2029	353,000	-	353,000
2030	35,000	-	35,000
2031	194,000	-	194,000
2032	157,000	-	157,000
2033	410,000	-	410,000
2034	792,000	-	792,000
2035	153,000	-	153,000
2036	989,000	75,000	1,064,000
2037	1,661,000	448,000	2,109,000
2038	1,481,000	237,000	1,718,000
Non-capital losses	$6,232,000	$760,000	$6,992,000

The above US loss carry-forwards are available to offset against future taxable income; however future use of U.S. loss carry-forwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relates to a 50% change in control over a three-year period, and are further dependent upon the Company attaining profitable operations.

e)

The temporary differences associated with investments in and loans to the Company’s subsidiaries for which a deferred tax liability has not been recognized in the year aggregate to $47,536,628 (2017: $46,696,774). The Company has determined that the temporary differences associated with its investment in its subsidiaries will not reverse in the foreseeable future.

f)

The Tax Cuts and Jobs Act (“TCJA”) changed the US federal corporate tax rate from a graduated rate, with the highest corporate tax rate being 35%, to a flat rate of 21%. The change in rate was effective on January 1, 2018 and therefore had an impact on the Company’s effective US corporate income tax rate for the year-ended June 30, 2018, reducing it from 30.50% (TAMI) & 30.19% (TMI and TAI) to 27.55% (applicable to all three – TAMI, TMI and TAI) for the year. Most other TCJA changes are effective for taxable years beginning on or after January 1, 2018 and therefore have no current year impact.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

14.	SEGMENT INFORMATION

The Company’s operations are limited to a single industry segment being the acquisition, exploration and development of resource properties. The resource properties are located in the State of Montana in the United States.

As at June 30, 2018

	Canada	United States	Total
Other Assets	$159,356	$3,103,361	$3,262,717
Resource properties	-	4,984,917	4,984,917
Total Assets	$159,356	$8,088,278	$8,247,634
Total Liabilities	$142,050	$1,854,809	$1,996,859

As at June 30, 2017

	Canada	United States	Total
Other Assets	$1,022,135	$847,092	$1,869,227
Resource properties	-	4,175,210	4,175,210
Total Assets	$1,022,135	$5,022,302	$6,044,437
Total Liabilities	$95,714	$360,614	$456,328

	Canada	United States	Total

Loss before income tax for year ended June 30, 2018	$(104,986)	$(9,875,003)	$(9,979,989)
Loss before income tax for year ended June 30, 2017	$(470,973)	$(5,983,376)	$(6,454,349)

15.	COMMITMENTS

a)

The Company has commitments to incur resources property payments as disclosed in Note 7. The Company also has a small monetary commitment for a long term lease on the office building with an option to buy when the project progresses. The following is a schedule of payments, translated to Canadian dollars as at June 30, 2018:

Due within one year	$649,940
2 to 5 years	2,632,610
More than 5 years	12,244,770
Total	$15,527,320

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

16.	MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the sourcing and exploration of its resource properties. The Company does not have any externally imposed capital requirements to which it is subject to.

As at June 30, 2018, the Company had capital resources consisting of cash and cash equivalents and amounts receivable. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or adjust the amount of cash.

The Company’s investment policy is to invest its cash in investment instruments in high credit quality financial institutions with terms to maturity selected with regards to the expected time of expenditures from operations.

Refer to Note 1 going concern disclosure.

17.	FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy has three levels to classify the inputs to valuation techniques used to measure fair value.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
Level 3 inputs are for the asset or liabilities that are not based on observable market data (unobservable inputs).

As at June 30, 2018, the carrying value of cash and cash equivalents, amounts receivable, accounts payable and notes payable approximates their fair value due to their short terms to maturity. The Company’s financial assets and liabilities are classified as Level 1.

Liquidity risk

The Company manages liquidity risk by maintaining an adequate cash balance. The Company continuously monitors and reviews both actual and forecasted cash flows, and also matches the maturity profile of financial assets and liabilities.

Interest rate risk

The Company’s cash and cash equivalents are subject to interest rate price risk. The Company’s interest rate risk management policy for cash and cash equivalents is to purchase highly liquid investments with a term to maturity of three months or less on the date of purchase. The Company does not engage in any hedging activity. The Company earned $Nil in interest income during year ended June 30, 2018.

Credit risk

The Company maintains substantially all of its cash with major financial institutions. Deposits held with these institutions may exceed the amount of insurance provided on such deposits.

SANDFIRE RESOURCES AMERICA INC.
(FORMERLY TINTINA RESOURCES INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2018 AND 2017
(Expressed in Canadian Dollars)

17.	FINANCIAL INSTRUMENTS (continued)

Commodity price risk

The Company is exposed to price risk with respect to commodity prices. The Company’s ability to raise capital to fund exploration and development activities may be subject to risks associated with fluctuations in the market price of commodities.

Foreign currency risk

As the Company operates on an international basis, currency risk exposures arise from transactions and balances denominated in foreign currencies. The Company’s foreign exchange risk arises primarily with respect to the U.S. dollar. A significant portion of the Company’s cash and cash equivalents, accounts payable, and expenses are denominated in U.S. dollars. Fluctuations in the exchange rates between these currencies and the Canadian dollar could have a material effect on the Company’s business, financial condition and results of operations. The Company does not engage in any hedging activity.

There have been no changes in the Company’s objectives and policies for managing the above mentioned risks and there has been no significant change in the Company’s exposure to each risk during year ended June 30, 2018.

As at June 30, 2018, a 10% change in U.S. dollar against Canadian dollar would result in a $0.1 million (2017: $0.1 million) decrease or increase in the Company’s net other comprehensive loss.